AquaBoy

AquaBoy® produces purified drinking water by extracting moisture from the air.


AquaBoy
WATER LEVEL
75°F
45%RH
AWG
COLD
FILTERS
1 2 3 4 5 6 7

Invest

$99.00 minimum investment

Deadline April 1, 2021
in 5 months

Unit Price
$1.00

Total Raised
$49,563

Valuation
$8,972,198

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

AWS designs, manufactures and sells the global award-winning AquaBoy® air-to-water generator for residential, commercial and industrial use. AWS sells two product lines worldwide: the AquaBoy® Pro II line produces up to 5 gallons of water daily for home and office use, and the AquaBoy® Commercial line produces between 30 and 3,000 gallons of water daily for commercial and industrial purposes.

Our mission is to provide clean, safe water using environmentally sustainable methods and a cost-efficient distribution system.

AquaBoy®


AQUABOY® G300
Commercial / Industrial
AQUABOY® Pro II
Residential / Small business

DEAL HIGHLIGHTS

- Makes purified great-tasting water from the air
- Helps solve global issues of water quality, water sustainability & availability, water value and the environment
- UL Listed
- Replaceable filters allow for aftermarket revenue stream
- Worldwide distribution and global awards

PRESS

ABC Channel 10 News

Making water from air is going mainstream in South Florida

Sun Sentinel

Just add humidity: How this air-to-water machine can quench your thirst

Fox 13

Company capitalizes on Florida humidity, converting it to drinkable water

PROBLEM

Communities throughout the world are experiencing a shortage of safe, reliable water sources, jeopardizing their health, the health of their loved ones and the environment. Many people are either unaware they consume contaminated water or simply lack the resources to acquire clean water. Due to insufficient water supply, the demand for plastic water bottles and containers has also risen and continues to endanger our planet.


1995
2025
Water withdrawal as a percentage of total available water
more than 40 %
from 20 % to 10 %
from 40 % to 20 %
less than 10 %

SOLUTION

AquaBoy® introduces an alternative solution to the current water market: high quality, cleaner, safer, and less expensive drinking water. With a resource as abundant as air, we can achieve our goal of making clean drinking water accessible, regardless of location. Unlike other water utilities and bottling companies, AquaBoy® implements an organic approach to water production. Our technology uses less processing and none of Earth's rapidly vanishing groundwater, ensuring zero negative environmental impacts. Also, the built-in micro computer and LED panel makes AquaBoy® incredibly user friendly.

QSAVE

Quality

- Supplies unlimited contaminant-free purified water
- Complies with U.S. Pharmacopoeia definition of purified water



Sustainability

- Uses none of Earth's rapidly vanishing groundwater



Availability

- Provides water where no water exists
- Eliminates costly transportation of water

Projected Water Stress in 2030



Value

- Cost is as low as $0.09 per gallon compared to bottled water cost averages $2.77/gallon (in the US)

^ Based of 95°F, 90% RH and $0.10 per kWh *Based on 8oz. Plastic Bottle Equivalent (PBE)


AQUABOY

AquaBoy®
As low as $0.09/gallon



In-store brand
Average $2.77/gallon

Environment

- Eliminates demand for plastic bottles and containers
- Over 300 million plastic bottles saved to date



HOW IT WORKS

Our air-to-water technology machines produce clean water from the atmosphere using a condensing surface and proprietary filtration system that removes dust, airborne particles and bacteria. Similar technology has been in effect for many years, most commonly in air conditioners and dehumidifiers.

The moisture-rich air enters the appliance through a filter and passes across condensing coils. After the water condenses, it is collected into a water treatment system that continuously filters, sanitizes and holds the water for dispensing.

These products are powered by standard household or industrial electric supply from renewable or conventional generation sources. The performance of all products depends on the relative humidity and temperature of the atmosphere.

How AquaBoy® Works


AIR
HEPA Air Filter
Condenser Coils
Condensed Water
Collection Tray
Stainless Steel Tank
UV Lamp
EZ-Filters
Stainless Steel Tank
UV Lamp
Hot and Cold Stainless Steel Tanks
"Purified Great Tasting Water"™
Made From the Air

BUSINESS MODEL

AWS currently markets our products through domestic and international distributors and global retailers. Direct sales are also carried out on an inbound inquiry basis. In addition, we have arranged agent agreements, in which agents are compensated for revenues directly associated with introductions and referrals to new distributors or significant customers. AWS selects appropriate distribution partners to ensure they have the proper infrastructure for a positive customer experience.


Direct Sales - Outbound/Inbound
(AWS Website and Sales Representatives)
Big Box Retailers
Wholesale
REVENUE STREAMS
Service and Warranty
Filter Sales
(Aftermarket Revenue)

MARKET

> **"Declining freshwater levels and depleting water resources along with rapid infrastructure development are anticipated to boost the demand for freshwater, which, in turn, is expected to augment the demand for atmospheric water generators over the forecast period [2020-2027]."**
>
> — Grand View Research

Target markets for the air-to-water systems are households, businesses, governments (such as military, FEMA, etc.), institutions and commercial/industrial entities. The AquaBoy® equipment has an operating range of 20% to 95% relative humidity and 50 to 90+ degrees Fahrenheit.

COMPETITIVE LANDSCAPE

AWS is actively competing with several water generation companies, including WaterGen, Island Sky/Skywater and Zero Mass Water.

AquaBoy®'s global IP and branding sets us apart as a leader in the industry.


Trademarks
Patents
Both

Also, the AquaBoy® machines are among the only mass market Atmospheric Water Generators in the world that are UL listed, verifying the safety and credibility of our product.

AWS has also achieved approved vendor and/or supplier status with Air2O Bahamas; Global Industrial; Hammacher Schlemmer; The Home Depot; Maghdeem Group; Office Depot; OHM International; Unbeatable Sale; Target and more.

GLOBAL®
globalindustrial.com

Hammacher
Schlemmer

THE HOME DEPOT

Maghdeem
Contracting and Trading Co. W.L.L.

Office DEPOT

OHM INTERNATIONAL

TARGET

UNBEATABLE SALE .COM

A leader in the industry, AWS has received numerous global awards, notably Best in Show and Best Kitchen Product at the 2017 NAHB IBS Awards and the Global Innovation Award (Kitchen Electrics Category) at the 2016 IHA Innovation Awards.

Global Awards


2017
BEST IN SHOW
NAHB International Builders' Show Best of IBS Awards
2017
BEST KITCHEN PRODUCT
NAHB International Builders' Show Best of IBS Awards
2016
FOUR CATEGORIES
NAHB International Builders' Show Best of IBS Awards
2016
BEST KITCHEN ELECTRIC
International Home and Housewares Show Global Innovation Awards
2015
BEST NEW PRODUCT
International Hotel, Motel and Restaurant Show Editor's Choice Award

PROGRESS

- Moved production from S.Korea and India to our current contract manufacturer in China
- Re-designed, and continue to upgrade, the AquaBoy® product; based on end user feedback and technological advancements
- Established global omni-channel sales team network (Manufacturer's reps, Consultants, Distributors)
- Became an approved supplier to some of the largest retailers and distributors
- Built the AquaBoy® brand across numerous business sectors, while bringing awareness to the AWG category
- Acquired global Intellectual property rights
- Received numerous global awards

TEAM



Doug Marcille

CEO

Doug was CEO of U.S. Gas & Electric, Inc., a major retailer of natural gas and electricity from 2004 through 2014. He led it from startup to over $350 million in annual revenues and $35 million in EBITDA; sold in July 2017 for $173 million.

Doug's prior experience includes various leadership positions in technology, logistics and international consulting companies, including Senior Manager with Ernst and Young. Specialties include high growth companies, team building, sales channels, finance, accounting and mergers and acquisitions. He has a law degree from Boston University School of Law and a BSBA degree in accounting from the University of Rhode Island (summa cum laude).



Reid Goldstein

EVP

Reid was President of Capstone Industries, Inc., from 2007 through 2014. He generated over $50 million in revenue. Reid was also an Entrepreneurial Consultant for Alacer Corp., Beach Brew Beverage, Capstone Industries, Cool Fruits, Inc., and nSpired Natural Foods. Prior to that Reid served as President and founding partner to Flotool/Snapware from 1989 to 1996.

Reid's prior experience includes launching the following products: ArmorAll, Eco-i-Lite, Emergen-C, Keller Aluminum Ladder, Kraco Cordless Telephone, Maranatha Organic Peanut Butter, Simple Green, Skinny Corn Chips, Snapware, STP Tools, Super Glue and Takeya Flash Chill Iced Tea Maker.



Al Johnston
CFO

Al served as CFO, COO and VP of Finance and Operations for U.S. Gas & Electric.

Al's prior experiences over the past 25 years include computer products, reverse mortgages, medical supplies, banking and retail energy.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Product Development	$50,000	4.7%
Marketing	$100,000	9.3%
Interest	$100,000	9.3%
Management Payroll	$117,570	11.0%
Inventory	$200,000	18.7%
Staff Payroll	$200,000	18.7%
Lease, Utilities & Overhead	$250,000	23.4%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class A Member Unit, under registration exemption 4(a)(6), in Atmospheric Water Solutions, LLC, doing business as AquaBoy. This offering must raise at least $10,000 by April 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. AquaBoy may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$49,563 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,042,198 units
× $1.00 per unit

$10,042,198 implied valuation

FINANCIALS

AquaBoy's official name is Atmospheric Water Solutions, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

- Oct 13, 2020 — Are you registered for tomorrow's Demo Day? Be...
- Sep 30, 2020 — One of our valued customers, Caterpillar, has...
- Sep 11, 2020 — Primary offering of 1,070,000 shares at $1.00

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